Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 16, 2016, is entered into by and among Vanguard Natural Resources, LLC, a Delaware limited liability company (the “Company”), VNR Finance Corp., a Delaware corporation (“Finance Corp.” and, together with the Company, the “Issuers” and individually an “Issuer”), the Guarantors, U.S. Bank National Association, as trustee (the “Trustee”) and U.S. Bank National Association, as collateral trustee (the “Collateral Trustee”) under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an Indenture, dated as of February 10, 2016 (the “Indenture”), providing for the issuance of 7.0% Senior Secured Second Lien Notes due 2023 (the “Notes”);

WHEREAS, the Issuers and the Trustee wish to make certain amendments to the Form of Note contained in Exhibit A of the Indenture to conform with the text contained in the “Description of Notes” section of the Issuers’ Offering Memorandum, dated as of January 8, 2016, relating to the initial offering of the Notes in connection with an exchange offer for the Issuers’ existing 7.785% Senior Notes due 2020;

WHEREAS, the Issuers and the Trustee wish to replace the Rule 144A Global Note No. A-1 issued February 10, 2016 (the “Rule 144A Global Note”), and Regulation S Global Note No. S-1 issued on February 10, 2016 (the “Regulation S Global Note” and, together with the Rule 144A Global Note, the “Global Notes”), each issued pursuant to the Indenture, with a replacement Rule 144A Global Note No. A-1 (the “Replacement Rule 144A Global Note”) and a replacement Regulation S Global Note No. S-1 (the “Replacement Regulation S Global Note” and, together with the Replacement Rule 144A Global Note, the “Replacement Global Notes”), respectively, which Replacement Global Notes will conform to the Form of Note attached hereto as Exhibit A; and

WHEREAS, pursuant to Section 9.01(f) of the Indenture, the Issuers, the Guarantors and the Trustee are permitted to amend or supplement the Indenture, the Notes and the Note Guarantees without the consent of any Holder, and accordingly the Issuers, the Guarantors and the Trustee are authorized to execute and deliver this Supplemental Indenture and replace the Global Notes with the Replacement Global Notes.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) AMENDMENT. The Form of Note contained in Exhibit A of the Indenture is hereby amended and restated in its entirety in the form attached hereto as Exhibit A.

(2) CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(3) NO RECOURSE AGAINST OTHERS. No director, officer, partner, employee, incorporator, manager or unitholder or other owner of Capital Stock of the Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(4) NEW YORK LAW TO GOVERN. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

(5) COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(6) EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7) THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

ISSUERS:

VANGUARD NATURAL RESOURCES, LLC

By:	/s/ Scott W. Smith
Name: Scott W. Smith
Title: President and Chief Executive Officer

VNR FINANCE CORP.

By:	/s/ Scott W. Smith
Name: Scott W. Smith
Title: President and Chief Executive Officer

GUARANTORS:

VANGUARD NATURAL GAS, LLC

By:	VANGUARD NATURAL RESOURCES, LLC, its sole manager

By:	/s/ Scott W. Smith
Name: Scott W. Smith
Title: President and Chief Executive Officer

VANGUARD OPERATING, LLC

By:	VANGUARD NATURAL GAS, LLC, its sole member

By:	VANGUARD NATURAL RESOURCES, LLC, its sole manager

By:	/s/ Scott W. Smith
Name: Scott W. Smith
Title: President and Chief Executive Officer

ENCORE CLEAR FORK PIPELINE, LLC

	By:	VANGUARD OPERATING, LLC, its sole manager

	By:	VANGUARD NATURAL GAS, LLC, its sole member

	By:	VANGUARD NATURAL RESOURCES, LLC, its sole manager

By:	/s/ Scott W. Smith
Name: Scott W. Smith
Title: President and Chief Executive Officer

VNR HOLDINGS, LLC

	By:	VANGUARD NATURAL GAS, LLC, its sole member

	By:	VANGUARD NATURAL RESOURCES, LLC, its sole manager

By:	/s/ Scott W. Smith
Name: Scott W. Smith
Title: President and Chief Executive Officer

EAGLE ROCK ENERGY ACQUISITION CO., INC.

By:	/s/ Scott W. Smith
Name: Scott W. Smith
Title: President and Chief Executive Officer

EAGLE ROCK ENERGY ACQUISITION CO. II, INC.

By:	/s/ Scott W. Smith
Name: Scott W. Smith
Title: President and Chief Executive Officer

EAGLE ROCK UPSTREAM DEVELOPMENT COMPANY, INC.

By:	/s/ Scott W. Smith
Name: Scott W. Smith
Title: President and Chief Executive Officer

EAGLE ROCK UPSTREAM DEVELOPMENT COMPANY II, INC.

By:	/s/ Scott W. Smith
Name: Scott W. Smith
Title: President and Chief Executive Officer

EAGLE ROCK ACQUISITION PARTNERSHIP, L.P.

	By:	Eagle Rock Upstream Development Company, Inc., its general partner

By:	/s/ Scott W. Smith
Name: Scott W. Smith
Title: President and Chief Executive Officer

EAGLE ROCK ACQUISITION PARTNERSHIP II, L.P.

	By:	Eagle Rock Upstream Development Company II, Inc., its general partner

By:	/s/ Scott W. Smith
Name: Scott W. Smith
Title: President and Chief Executive Officer

ESCAMBIA OPERATING CO. LLC

By:	/s/ Scott W. Smith
Name: Scott W. Smith
Title: President and Chief Executive Officer

ESCAMBIA ASSET CO. LLC

By:	/s/ Scott W. Smith
Name: Scott W. Smith
Title: President and Chief Executive Officer

TRUSTEE AND COLLATERAL TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION,
as Trustee and Collateral Trustee

By:	/s/ Shazia K. Flores
Name: Shazia K. Flores
Title: Vice President

EXHIBIT A

FORM OF NOTE

[Face of Note]

CUSIP __________

ISIN __________

7.0% Senior Secured Second Lien Notes due 2023

No. ___ $____________

VANGUARD NATURAL RESOURCES, LLC

VNR FINANCE CORP.

promise to pay, jointly and severally, to __________________ or registered assigns, the principal sum of _______________________ DOLLARS of the United States of America [or such greater or lesser amount as may be indicated on the attached Schedule of Exchanges of Interests in the Global Note] on February 15, 2023 (or December 31, 2019 if required by the provisions of paragraph 3 set forth on the reverse hereof).

Interest Payment Dates: February 15 and August 15

Record Dates: February 1 and August 1

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been duly executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit of the Indenture or be valid or obligatory for any purpose.

Dated: _______________, 20___

VANGUARD NATURAL RESOURCES, LLC

By:
Name:
Title:

VNR FINANCE CORP.

By:
Name:
Title:

A-1

This is one of the Notes referred to in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[Back of Note]

7.0% Senior Secured Second Lien Note due 2023

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Vanguard Natural Resources, LLC, a Delaware limited liability company (the “Company”), and VNR Finance Corp., a Delaware corporation (“Finance Corp.” and together with the Company, the “Issuers”), jointly and severally promise to pay or cause to be paid interest on the principal amount of this Note at 7.0% per annum from February 10, 2016 until maturity. The Issuers will pay interest semi-annually in arrears on February 15 and August 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be August 15, 2016. The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum higher than the then applicable interest rate on the Notes to the extent lawful; they will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (without regard to any applicable grace period), from time to time on demand at the same rate to the extent lawful.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2) METHOD OF PAYMENT. The Issuers will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the February 1 and August 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest, if any, at the office or agency of the Issuers maintained for such purpose within the City and State of New York, or, at the option of the Issuers, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, or premium or interest, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) MATURITY. The Notes will mature on the earlier of (i) February 15, 2023 or (ii) December 31, 2019 if, prior to December 24, 2019, the Issuers have not repurchased, redeemed or otherwise repaid in full all Existing Unsecured Notes outstanding at that time in excess of $50.0 million in aggregate principal amount and, to the extent the Issuers repurchased, redeemed or otherwise repaid the Existing Unsecured Notes with the proceeds of Indebtedness, such Indebtedness has a final maturity date no earlier than the date that is 91 days after February 15, 2023 (and provided that such Indebtedness requires no amortization of principal or mandatory prepayments, repurchases or redemptions other than provisions similar to those described in Sections 4.10 and 4.15 of the Indenture).

(4) PAYING AGENT AND REGISTRAR. Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change the Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(5) INDENTURE. The Issuers issued the Notes under an Indenture dated as of February 10, 2016 among the Issuers, the Guarantors and the Trustee (the “Indenture”). The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(6) OPTIONAL REDEMPTION.

(a) At any time prior to February 15, 2019, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture, with an amount of cash not greater than the net cash proceeds of an Equity Offering by the Company, upon notice as provided in the Indenture, at a redemption price equal to 107.000% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption (subject to the rights of Holders on the relevant record date to receive interest on the relevant Interest Payment Date), provided that:

(i) at least 65% of the aggregate principal amount of Notes originally issued under the Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(ii) the redemption occurs within 180 days of the date of the closing of such Equity Offering.

(b) At any time prior to February 15, 2019, the Issuers may on any one or more occasions redeem all or a part of the Notes, upon notice as provided in the Indenture, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest to, the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date.

(c) The Issuers may redeem all (but not a portion of) the Notes when permitted by, and pursuant to the conditions in, Section 4.15(f) of the Indenture.

(d) Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Issuers’ option prior to February 15, 2019.

(e) On and after February 15, 2019, the Issuers may on any one or more occasions redeem all or a part of the Notes, upon notice as provided in the Indenture, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable redemption date, subject to the rights of Holders on the relevant record date to receive interest on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

Year	Percentage
2019	105.250%
2020	103.500%
2021	101.750%
2022 and thereafter	100.000%

(7) MANDATORY REDEMPTION. The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(8) REPURCHASE AT THE OPTION OF HOLDER.

(a) If there is a Change of Control, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b) If the Company or a Restricted Subsidiary of the Company consummates any Asset Sales, within five days of each date on which the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company will make an Asset Sale Offer to all Holders of Notes and, if required by the terms of other Parity Lien Debt, to all holders of such other Parity Lien Debt to purchase, prepay or redeem, on a pro rata basis, the maximum principal amount of Notes and such other Parity Lien Debt (plus all accrued interest and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other Parity Lien Debt, if applicable, tendered in such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such other Parity Lien Debt to be purchased on a pro rata basis (except as provided in Section 4.10 of the Indenture), based on the amounts tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. Holders of Definitive Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

(9) NOTICE OF REDEMPTION. At least 30 days but not more than 60 days before a redemption date, the Issuers will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Article VIII or XI thereof. Notes and portions of Notes selected will be in amounts of $1,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed.

(10) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes or similar governmental charge permitted by the Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

(11) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(12) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class, in each case in addition to any required consent of holders of other Parity Lien Obligations required with respect to any amendment or waiver under any Note Document. Without the consent of any Holder of Notes, the Indenture, the Notes or the Note Guarantees may be amended or supplemented: to cure any ambiguity, defect or inconsistency; to provide for uncertificated Notes in addition to or in place of certificated Notes; to provide for the assumption of the Issuers’ or a Guarantor’s obligations to Holders of the Notes and Note Guarantees by a successor to an Issuer or such Guarantor pursuant to the Indenture; to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any Holder; to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA; to conform the text of the Note Documents to any provision of the “Description of Notes” section of the Issuers’ Offering Memorandum dated January 8, 2016, relating to the initial offering of the Notes; to conform the text of the Note Documents or any other such documents (in recordable form) as may be necessary or advisable to preserve and confirm the relative priorities of the Priority Lien Documents and the Parity Lien Documents as such priorities are contemplated by and set forth in the Intercreditor Agreement; to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture; to add any additional Guarantor or to evidence the release of any Guarantor from its Note Guarantee, in each case as provided in the Indenture; to evidence or provide for the acceptance of appointment under the Indenture of a successor Trustee; to make, complete or confirm any grant of Collateral permitted or required by any of the Note Documents; to release, discharge, terminate or subordinate Liens on Collateral in accordance with the Note Documents and to confirm and evidence any such release, discharge, termination or subordination; or with respect to the Note Documents, as provided in the Intercreditor Agreement and the Collateral Trust Agreement.

(13) DEFAULTS AND REMEDIES. Events of Default include: (i) default for 30 days in the payment when due of interest on, the Notes; (ii) default in the payment when due (at Stated Maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the Notes, (iii) failure by the Issuers to comply with the provisions of Section 3.09, 4.10, 4.15 or 5.01 of the Indenture; (iv) failure by the Company for 120 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with Section 4.03 of the Indenture; (v) failure by the Issuers for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with any of their other agreements in the Indenture; (vi) default under certain other agreements relating to Indebtedness of the Company or any of its Restricted Subsidiaries which default is a Payment Default or results in the acceleration of such Indebtedness prior to its express maturity; (vii) failure by the Company or any of its Restricted Subsidiaries to pay certain final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $15.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed, for a period of 60 days; (viii) certain events of bankruptcy or insolvency with respect to Finance Corp., the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; (ix) except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee, except, in each case, by reason of the release of such Note Guarantee in accordance with the Indenture; and (x) any Note Document or any security interest created by the Note Documents ceases to be in full force and effect, or the repudiation by the Company or any of its Restricted Subsidiaries of any of their obligations under the Note Documents. In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, or premium or interest, if any) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of all the Holders, rescind an acceleration or waive an existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, or premium or interest, if any, on, the Notes (including in connection with an offer to purchase any Notes). The Issuers are required to deliver to the Trustee annually an Officers’ Certificate regarding compliance with the Indenture, and the Issuers are required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a written statement specifying such Default or Event of Default.

(14) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(15) NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, partner, employee, incorporator, manager or unitholder or other owner of Capital Stock of the Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(16) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(17) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers or corresponding ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(19) GOVERNING LAW. THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Vanguard Natural Resources, LLC

VNR Finance Corp.

5847 San Felipe, Suite 3000

Houston, TX 77057

Facsimile No.: (832) 327-2260

Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date: _______________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: _________________________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐ Section 4.10 ☐ Section 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$_______________

Date: _______________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*: _________________________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

* This schedule should be included only if the Note is issued in global form.